EXHIBIT 5

August 10, 2000

American General Corporation
2929 Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

               This opinion is furnished in connection with the proposed issuance and sale by American General Corporation, a Texas corporation (the "Company"), of $250,000,000 principal amount of its 7 1/2% Notes Due 2010 (the "Notes") to be issued under a Senior Indenture, dated as of November 15, 1997 (the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee"), pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-40583, 333-40583-01, 333-40583-02, 333-40583-03 and 333-40583-04), as amended by Amendment No. 1 on February 9, 1998 (collectively, the "Registration Statement").

               For the purposes of this opinion, I have examined such certificates, corporate records, documents and instruments and reviewed such questions of law as I considered necessary or appropriate for the purposes of this opinion. In the course of the foregoing investigation, I assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, (ii) the due authorization, execution and delivery by the parties thereto, other than the Company, of all such documents and instruments examined by me, and (ii) that to the extent that any such documents and instruments purport to constitute agreements of such other parties, they constitute valid and binding obligations of such other parties.

               Based on the foregoing examination and review, I hereby advise you that, in my opinion, the Notes have been duly authorized by the Company and, when duly executed by the Company in the manner prescribed by the Indenture and authenticated by the Trustee and issued and delivered pursuant to the Indenture against payment of the authorized consideration to be received by the Company therefor, will have been validly issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws and judicial decisions relating to or affecting creditors= rights generally from time to time in effect and to general equity principles, whether in a proceeding at law or in equity).

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               I hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus Supplement dated August 8, 2000, relating to the Notes. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ KEVIN T. ABIKOFF
Kevin T. Abikoff Deputy General Counsel and Corporate Responsibility Officer